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                                                                    EXHIBIT 1.15

                               EXPENSE AGREEMENT
                               -----------------

     THIS EXPENSE AGREEMENT (this "Agreement") is made and entered into as of the 9 day of May, 2001, by and between PRICE FUTURES GROUP, INC., an Illinois corporation (the "Payor"), and THE PRICE FUND I, L.P., a Delaware limited partnership (the "Fund"). The Payor and the Fund are sometimes referred to, collectively, in this Agreement as the "Parties."

                                    RECITALS

     WHEREAS, the Payor is an affiliate of the general partner of the Fund and has been designated by the Fund to act as the introducing broker for the Fund;

     WHEREAS, the Fund is conducting a public offering of up to $50,000,000 of units of its limited partnership interest ("Units") pursuant to a registration statement on Form S-1 (the "Offering"); and

     WHEREAS, as a result of the Payor's status as an affiliate and as introducing broker of the Fund, Payor will derive substantial direct and indirect economic benefits from the payment of expenses of the Fund pursuant to this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. The Payor hereby agrees to pay the expenses incurred by the Fund in connection with the Offering ("Offering Expenses") excluding sales commissions on Units sold by selling agents. The Payor also agrees to pay the Fund's organizational expenses ("Organizational Expenses").

     2. The Fund will reimburse the Payor for Offering Expenses paid by the Payor in the amount of $5.00 per Unit sold. The Fund will not reimburse the Payor for Organizational Expenses paid by the Payor. If the Fund sells fewer than 50,000 Units or Offering Expenses exceed $250,000, the Payor will be responsible for the excess.

     3. This Agreement will be binding on and inure to the benefit of the Payor and the Fund and their respective successors and assigns.

     4. This writing contains the entire agreement of the Parties on the subject matter hereof and replaces in their entirety any previous agreements relating to the said subject matter. This Agreement may not be modified or terminated except in a writing signed by both Parties.

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     5. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without regard to the provisions thereof respecting the conflicts of laws.

     6. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Payor and the Fund have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

THE PAYOR:                              THE FUND:

PRICE FUTURES GROUP, INC.               THE PRICE FUND I, L.P.


By: WALTER THOMAS PRICE III             By: Price Asset Management, Inc.,
    -------------------------------         its general partner

Title: Pres/CEO
       ----------------------------

                                        By: THOMAS MADDEN
                                            ------------------------------------

                                        Title: Co-Chairman
                                               ---------------------------------